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Exhibit 99.1

                                 PRESS RELEASE
                            CITIZENS & NORTHERN BANK

                                                   Contact:  Yvonne Gill
July 12, 2005                                                 570-724-0247
                                                              ygill@cnbankpa.com


C&N ANNOUNCES JUNE 30, 2005 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the six months ended June 30, 2005, and for the second quarter 2005, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2005:

         o Net Income was $6,593,000 for the six months ended June 30, 2005, down 10.9% from net income of $7,395,000 for the first six months of 2004. Net Income Per Share (Basic and Diluted) was $0.80 for the six months ended June 30, 2005, as compared to $0.90 (Basic and Diluted) for the first six months of 2004.

         o Return on Average Assets was 1.17% for the first six months of 2005, as compared to 1.35% for the first six months of 2004. Return on Average Equity was 9.96% for the six months ended June 30, 2005, as compared to 11.52% for the first six months of 2004.

         o Total assets amounted to $1,133,701,000 as of June 30, 2005, up 1.3% from total assets of $1,119,139,000 as of June 30, 2004.

         o Shareholders' Equity/Average Assets Ratio was 11.06% as of June 30, 2005. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         o Cash Dividends declared by C&N increased by 4.6% for the first six months of 2005 over the same period in 2004, to $0.46 per share.

         o Despite a flattening yield curve, net interest income of $17,489,000 for the first six months of 2005 was $327,000, or 1.9%, higher than the first six months of 2004. Net loans increased 10.9% as compared to one year earlier, to $604,514,000 as of June 30, 2005. The increase in loan volume has been the major reason for the growth in net interest income over the first half of 2005.

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         o     Net realized gains from securities amounted to $1,955,000 for the six months ended June 30, 2005, up $710,000 from the first six months of 2004. The Corporation's volume of investment security sales was high by historical standards during the first six months of 2005, as management identified several bank stocks that were deemed fully valued and also sold selected debt securities in an effort to manage its interest rate risk position.

         o Noninterest expense increased $1,784,000 (14.3%) in the first six months of 2005 as compared to the first six months of 2004. Furniture and equipment expense increased $574,000, or 79.3%, mainly due to depreciation and maintenance costs associated with the new core banking software system, which was implemented in the fourth quarter 2004. Salaries and wages increased $523,000, or 9.7%. The increase in salaries expense is primarily a reflection of a greater number of employees, resulting from expansion into new branches in Williamsport and South Williamsport in 2004, hiring new employees for the Jersey Shore and Old Lycoming Township branches expected to open within the next six months, and the addition of new employees for support functions, such as Risk Management, Finance and Training. Other expenses increased $293,000, or 9.1%, including an increase in attorney fees of $159,000, mainly related to collection activities on a large commercial credit, and an increase of $135,000 in expenses associated with maintaining and preparing other real estate properties for sale.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2005:

         o Net Income in the second quarter 2005 was $3,298,000, or 3.7%, lower than second quarter 2004 Net Income of $3,689,000. Net Income for the second quarter 2005 was almost identical to first quarter 2005 Net income of $3,295,000. Net Income Per Share (Basic and Diluted) was $0.40 in the second quarter 2005, the same as the first quarter 2005, but down from $0.45 (Basic and Diluted) in the second quarter 2004.

         o Cash Dividends declared by C&N increased to $0.23 per share for the second quarter 2005 from $0.22 per share for the second quarter 2004.

         C&N, founded in 1864, is a local, independent community bank providing complete financial, investment and insurance services through 19 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties. Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation, which has assets in excess of $1 billion. C&N can be found on the worldwide web at www.cnbankpa.com. The Company's stock trades on the NASDAQ SmallCap Market under the symbol CZNC.